EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript

ILSE - IntraLase Corp. Guidance Announcement

Event Date/Time: Jan. 26. 2006 / 11:00AM ET

CORPORATE PARTICIPANTS

Krista Mallory

IntraLase Corp. - Director of IR

Robert Palmisano

IntraLase Corp. - President & CEO

Shelley Thunen

IntraLase Corp. - EVP & CFO

CONFERENCE CALL PARTICIPANTS

David Maris

Banc of America - Analyst

Larry Keusch

Goldman Sachs - Analyst

Jennifer Hall

First Albany Capital - Analyst

Charles Olsziewski

Oppenheimer - Analyst

Allison Widman

Citigroup - Analyst

Andy Schopick

Nutmeg Securities - Analyst

Rick Leggott

Capital Management - Analyst

Seth Teich

Apex Capital - Analyst

PRESENTATION

Operator

Good day, and welcome, ladies and gentlemen, to the IntraLase Corporation Guidance Announcement conference call. [OPERATOR INSTRUCTIONS.]

I would now like to turn the call over to Ms. Krista Mallory. You may proceed.

Krista Mallory - IntraLase Corp. - Director of IR

Thank you, Audrey. And good morning, everyone. I’ve just recently joined IntraLase as the Director of Investor Relations, and I’m thrilled to be a part of this great team. On behalf of IntraLase, I’d like to welcome everyone to today’s conference call to discuss preliminary 2005 earnings results and 2006 guidance. IntraLase’s news release detailing preliminary 2005 results and 2006 guidance was issued over the Newswire this morning. Anyone needing a copy of the release can go directly to the company’s website at www.intralase.com, or simply contact Ryan Herron at (949)859-5230, extension 188, and he’ll get you one immediately.

Joining me today are Bob Palmisano, President and Chief Executive Officer, and Shelley Thunen, Executive Vice President and Chief Financial Officer. Bob will review key IntraLase accomplishments for 2005, and Shelley will then provide a review of the preliminary numbers. Bob will conclude his remarks with some comments about 2006, and then we’ll open the call for your questions.

Before turning the call over to Bob, I’d like to remind everyone that today’s conference call and press release include forward-looking statements and actual results could vary. For a discussion of the factors that could cause actual results to vary from these forward-looking statements, please see the “Risk Factors” section of the IntraLase Form 10-Q for the third quarter of 2005 and our press release on preliminary 2005 results and guidance for 2006 dated today, January 26, 2006.

Now I’d like to turn the call over to Bob. Bob?

Robert Palmisano - IntraLase Corp. - President & CEO

Thanks, Krista. And good morning to everyone. Let me begin this call with some of the most important elements of our fourth quarter of 2005 and the year 2005.

Based on preliminary unaudited results, IntraLase’s fourth quarter revenues will be approximately $27.4 million, representing about a 43% increase over its comparable quarter a year ago. And full year revenues will be approximately $94.4 million, representing approximately a 57% increase over 2004 revenues of $60 million.

Laser placements worldwide continue to grow at an impressive rate, reflecting ongoing rapid adoption of our technology and acceptance of IntraLase as the emerging standard of care both in the U.S. and abroad. Mainstream refractive surgeons, not just the early adopters, are beginning to seize the opportunity to provide their patients with IntraLase technology, which offers safer, more precise outcomes from LASIK surgery.

In the fourth quarter IntraLase shipped 44 lasers worldwide, with the U.S. representing approximately 60% of the total lasers shipped and the number of U.S. lasers shipped nearly doubling sequentially. Our total installed base is now 371, representing an increase of approximately 71% year-over-year. While the fourth quarter laser placements in the U.S. were stronger than international, during the entire year laser sales or leases were almost evenly split between the U.S. and international. Consistent with 2005, in 2006 we anticipate an approximate 50-50 split in our U.S. versus international business.

Turning to our progress on procedure volumes, unit sales were approximately 95,000 for the quarter, representing an 81% increase from the comparable quarter in 2004 and 14% sequential growth. This growth was lead by a 19% sequential growth in the U.S. market, which is a solid rebound from an economically difficult third quarter in the U.S., which endured the effects of the hurricanes and lower consumer confidence impacting LASIK surgery volumes.

While the numbers are not in yet, we believe our U.S. market share is now approximately 25% of all LASIK procedures performed in the U.S. Internationally it is more difficult to measure market share because of the diverse markets. Importantly, IntraLase expanded its U.S. share every quarter since the laser was brought to the market, and we believe we still have a long runway for growth worldwide.

I am also pleased to let you know that we have now converted over 90% of our total installed lasers worldwide to a secure activation method, either through an Internet connection allowing us to enable procedures as they are purchased, or through a secure activation code, which also enables procedures as they are purchased and received at the customer site. As you will recall, installing new software allowing for a secure activation method either through an Internet connection or a code was a major initiative in 2005 to protect our per procedure fee business.

During the fourth quarter, we also entered into an agreement with TLCVision, which includes a laser commitment across all the refractive service models over the next two years. As many of you know, TLCVision is a top-notch company and the largest provider of laser vision correction services in North America, with over 70 branded centers accounting for approximately 42% of corporate center business in the U.S, according to MarketScope. Moreover, TLCVision continues to expand through acquisitions, as well as their new value priced centers. While IntraLase had previously sold lasers to TLCVision centers, this corporate deal further strengthens our relationships, and we believe it is an excellent partnership for both companies.

In addition to expanding our position in the U.S. market with TLCVision and individual surgeons, the international LASIK markets represent a continued substantial opportunity for IntraLase. We now have expanded our global footprint into 26 countries outside the U.S., further strengthening our ability to capture market share and capitalize on our enormous worldwide opportunity. During the fourth quarter we added Indonesia, Kuwait and Lebanon to our international installed base.

The international market, expected to represent 50% of our laser placements in 2006, remains a terrific opportunity for us. For example, Asia, which has a large population, high rates of myopia and growing economics. We received our approvals to sell in Mainland China at the end of the third quarter and this important market is expected to continue to drive demand for LASIK.

We have had our approvals in Hong Kong for some time now, and have made significant strides in penetrating this market. And we are awaiting our approval in Taiwan. We believe our unparalleled safety profile and precision, along with superior outcomes, have made customers in the Japanese LASIK market instrumental in growing demand in 2005, which has historically been under-penetrated.

Additionally, just about ten days ago I attended our international distributor meeting. This meeting included our four new distributors in South America, a market we will be penetrating for the first time this quarter, continuing our geographical expansion into new markets. Our international distributors’ strong attendance and phenomenal product knowledge, which rivals that of our direct U.S. force, enthusiasm for our products and the benefits we afford surgeons and patients, tells me how committed they are to the IntraLase product line and the emphasis they are giving to IntraLase as a major driver in their business.

They also told me how excited they are about IntraLase’s continued commitment to product innovation, including enthusiasm for our 30 kilohertz upgrade introduced in the third quarter of 2005, and excitement about therapeutic applications, which brings me to my next topic.

I hope you also saw our second release today about advances we are making to revolutionize and commercialize corneal transplants with the IntraLase FS laser. Three leading ophthalmic institutions — Bascom Palmer Eye Center at the University of Miami; Corneal Research Foundation of America in Indianapolis; and the University of California Irvine Medical Center are the first in the country to affirm IntraLase’s ability to improve corneal transplants by using a shape-penetrating keratoplasty with the potential to enhance wound healing, lessen astigmatism, and hasten visual recovery.

In connection with these leading institutions and others to be added, we are just beginning to turn this exciting advancement into a commercial procedure. You can expect to hear more about these corneal transplants at this year’s American Society of Cataract and Refractive Surgery’s meeting to be held in San Francisco March 18th through the 22nd.

While the therapeutic markets are small compared to the LASIK market opportunity, they are important in that they expand the indications for use with the IntraLase FS laser by helping us to sell lasers. Doctors, both domestically and internationally, are very interested in therapeutic applications and are expected to provide us nice marginal revenues and profits as we commercialize these applications.

So while our full year revenues of approximately $94.4 million are just slightly short — shy of our previously stated 2005 guidance of revenues in excess of $95 million, I believe 2005 was a year of tremendous achievement at IntraLase. The great strides we made in 2005 add a great deal of momentum to our business and position the company well to pursue a compelling worldwide market opportunity. Both of these factors give me great confidence in our ability to execute our 2006 strategic plan and also achieve our stated guidance.

At this point I will turn the call over to Shelley. Once Shelley completes her remarks, I will conclude the commentary and will take your questions. Shelley?

Shelley Thunen - IntraLase Corp. - EVP & CFO

Thank you, Bob, and good morning. Before I begin, let me remind you that our 2005 numbers are still preliminary. We will report final numbers on February 16th and will be in the position to give more detail at that time.

As stated in our release today, and by Bob, we expect fourth quarter 2005 revenues to be approximately $27.4 million, net income to be approximately $3.7 million, and earnings per fully diluted share to be approximately $0.12. Estimated 2005 full year revenues will be $94.4 million, net income will be approximately $9.4 million, and earnings per fully diluted share will be approximately $0.30. Our fourth quarter earnings include expense of almost $1 million in non-cash, stock-based compensation, and our full year profits include expense of approximately $2.1 million in non-cash, stock-based compensation.

IntraLase’s most important metric continues to be the number of laser sales and leases. Global demand for our lasers continues to be robust, and as typical, the fourth quarter was our largest laser placement quarter of the year. We sold or leased 44 lasers worldwide, up 19% from the 37 sold or leased in the comparable quarter a year ago, and up 29% sequentially. U.S. placements were particularly strong, representing just over 60% of laser sales or leases during the quarter.

For the first time this year, 20% of the worldwide lasers sold or leased, or a total of nine lasers were placed with existing customers at one of their other locations, taking advantage of our multiple location discount program while expanding their conversion to IntraLase as their standard of care to other offices they own individually or with other surgeons.

Additionally, approximately 30% of our total laser placements in the United States were operating leases, versus 10% in the fourth quarter of 2004, but down from 50% in the third quarter of 2005. Our goal is to get the lasers in the market and ultimately drive the higher margin procedure volume. We view leases as an entrance program for our customers, allowing surgeons an opportunity to get comfortable with increasing their procedure fees to patients by providing a bit lower lease payment and allowing them to convert to a sale any time during the term.

We believe that laser operating leases were higher than the comparable quarter a year ago because customers told us during the fourth quarter of 2005 that they had already used their Internal Revenue Code Section 179 accelerated depreciation benefit during 2005, and therefore, preferred an operating lease. Conversely, in the fourth quarter of 2004, a low point of 10% of operating leases, customers told us they had remaining Section 179 acceleration benefits. For this reason, conversions from operating lease to sale in the fourth quarter were lower than we normally expect. Typically, leases convert to sale within 12 to 18 months, although sometimes earlier. Our exposure to leases remains nominal as they represent in aggregate less than 10% of our installed base.

For those of you who do not know, provisions of the Internal Revenue Code Section 179 allow a sole proprietor, partnership or corporation to accelerate depreciation by fully expensing up to approximately $100,000 in tangible property in the year it is purchased rather than depreciating it and spreading the cost out over the useful life.

In the fourth quarter our average selling prices for lasers were lower than we had experienced previously this year due to four factors — first, the preferential pricing afforded on 20% of all lasers to existing customers purchasing lasers for second or third locations; second, operating leases on approximately 30% of U.S. placements, a higher number than is usual for the fourth quarter; third, a lower number of conversions than we normally experience, likely driven by previous Internal Revenue Code Section 179 deductions; and lastly, pricing to TLCVision for multiple laser sales. The confluence of all four of the factors that can affect selling prices, while positive trends, is unusual, so we would expect our average selling prices in 2006 to return to the range they were at in the first nine months of 2005.

During the fourth quarter we recognized revenue on 30 kilohertz upgrades, about 35% higher than our previous guidance, and at an average selling price slightly higher than our third quarter average selling price.

Unit sales of per procedure patient interfaces were approximately 95,000 for the quarter, an 81% increase compared to the fourth quarter of year ago, and a sequential increase of 14% from the third quarter. The procedure volume mix was 60% U.S. in the fourth quarter, with U.S. procedures increasing 19% sequentially and international procedures increasing 10% sequentially.

Procedure average selling prices decreased slightly sequentially because procedure volume was led by existing customers who receive volume discounts and high volume early adopters who have lower prices grandfathered in. Effective January 1, 2006, we implemented a price increase of about 10% for these initial customers who had lower procedure pricing when they bought their lasers. We expect, with this price increase, that the per procedure average selling prices will increase slightly in the first half of 2006 as compared to the average selling price in the fourth quarter.

As we look at the fourth quarter overall, the key metrics that drive our business were very strong. Laser sales or leases at 44, our largest quarter ever, and procedure volumes at 95,000, representing an 81% increase from a year ago, and a 14% sequential increase, led by the U.S. market, were all very positive. However, lower average selling prices meant slightly lower revenues and profits.

However, even with these lower average selling prices net income in the fourth quarter, excluding stock-based compensation expense, almost doubled as compared to our third quarter 2005 profits, excluding stock-based compensation on an approximate 20% increase in revenues, thus highlighting the leverage in our business model as we grow and procedure volumes increase.

I want to thank you very much for your time and attention, and I will now turn the call back over to Bob to discuss our 2006 guidance and conclude our prepared remarks.

Robert Palmisano - IntraLase Corp. - President & CEO

Thank you, Shelley. We are excited and encouraged by our continued expansion within TLCVision and further penetration into multiple LASIK centers owned by our existing customers. As we anticipated, we are starting 2006 with an expanded agreement with TLCVision, which calls for the sale of lasers to U.S. sites over a two-year period in all their refractive service models.

Turning to 2006 guidance, we expect revenues of approximately $130 million, net income of approximately $22 million, and earnings per fully diluted share of approximately $0.70, including estimated expenses of $6.5 million associated with non-cash, stock-based compensation. Our model is based on a nominal tax rate similar to 2005, while we utilize our net operating losses.

Our confidence in 2006 guidance is bolstered by our strong IntraLase base at the end of 2005, our growing market share in the United States, our strengthened expansion — or our strengthened relationship with TLCVision, the horizontal expansion opportunities international in new markets such as South America and China, and the success of our customers expanding demand in emerging markets such as Japan, and last, but certainly not least, our commitment to continuously improving our technology and expanding its use through therapeutic applications.

Now I’ll ask the operator to open the lines so that we can take your questions.

Operator

Thank you, sir.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS.] Our first question will come from the line of David Maris with Banc of America. Please proceed.

David Maris - Banc of America - Analyst

Good morning, and congratulations on the TLC deal. Maybe you could tell us a little bit more about that deal, if they’ll allow it or if you can on what sort of brand placement will it be? Will it be highlighting the IntraLase brand during their advertising? And any sense of what microkeratomes they’re using now and what percentage of volume is IntraLase at this point.

Robert Palmisano - IntraLase Corp. - President & CEO

Well, good morning, David. TLC, as you know, is the largest corporate provider in the U.S. market. We have done business with them in the past, pretty much on a one-on-one basis. The agreement that we negotiated with them at the end of the fourth quarter provided for more of a long-term relationship.

Now, they’re a customer of ours, and the CEO of TLC has asked me not to divulge specific numbers of lasers that we will be placing with them. What I would say is that I think it’s a substantial number. I think that they will be using the IntraLase technology in the majority of their procedures, in the majority of their locations across all their business models. So I think that — you might be able to get more information out of him when they do their call, but I’m pretty much guided by what his request to me are is not to divulge any specifics.

David Maris - Banc of America - Analyst

And do you know what their primary microkeratome is now and any sense of — if you had to guess — what percentage of their microkeratome procedure volume you were prior to this?

Robert Palmisano - IntraLase Corp. - President & CEO

Well, I think that they, like the rest of the market, their primary microkeratome was generally the Hansatome model. I think they might have used others from place to place, but I think that was primarily what they had used.

And prior — and when an individual location had gotten in an IntraLase, it generally replaced the mechanical system at the same rates that we do generally, which is generally somewhere north of 80% of the procedures done in these locations are using an IntraLase. So I think that that’s the kind of a mix that we will continue to see.

David Maris - Banc of America - Analyst

Great. Thank you very much.

Operator

Question will come from the line of Larry Keusch with Goldman Sachs. Please proceed.

Larry Keusch - Goldman Sachs - Analyst

Hi. Good morning.

Robert Palmisano - IntraLase Corp. - President & CEO

Good morning.

Shelley Thunen - IntraLase Corp. - EVP & CFO

Good morning.

Larry Keusch - Goldman Sachs - Analyst

Could you just talk — I guess the first question is — obviously, you mentioned that your procedures were about 95,000, but could you talk a little bit about what you actually think the market did in the fourth quarter, trying to put that into context of what the environment was like?

Robert Palmisano - IntraLase Corp. - President & CEO

Yes, that’s a good question. I think MarketScope is going to come out with some data fairly shortly. I would — I think that going through the quarter we saw that the procedure volume accelerated each month. I think October was fairly slow, November got better, and December was extremely strong in our locations. But we did about 19% sequential growth Q4 versus Q3. I don’t think the market grew anywhere near that. So that leads me to the confidence that we certainly did gain market share during that period of time. I suspect that the market grew somewhere in the — I’m just guessing now — in the mid-single digits.

Larry Keusch - Goldman Sachs - Analyst

Right. Okay. And then two other quick questions for you. With the therapeutic applications starting off here, can you again — because I don’t think people have really built this into any models — so if you could sort of talk about what you think the opportunity is, and if you built anything into your ‘06 guidance?

And then the second question is just — the other question always comes up is obviously, when does the competition come into this space? And again, if you could give us your insights into when that might happen. And again, if you’ve got anything built into your ‘06 guidance would be helpful.

Robert Palmisano - IntraLase Corp. - President & CEO

Regarding therapeutics, this is a — compared to LASIK numbers, it’s small numbers of procedures. The best data I have seen is that there are about 60,000 of these transplants done annually. And they’re primarily done manually, so using the IntraLase computer-controlled, software-controlled lasers is a much better way of doing it.

We do not — we have not built in a lot of upside this year. I think that the big increases will come in ‘07 as we expand this thing out. I think that we will be commercialized really starting in the — you’ll see a lot of information at ASCRS, but it will probably be the last half of this year before we actually get commercialized. And then as we get later in the year, we’ll gain more momentum for that.

So the opportunity is not so much on the number of procedures, it’s at about 60,000 a year total, the opportunity for us is primarily in margin expansion is that the way that these transplants work, an eye bank provides tissue, healthy tissue from cadaver eyes that is used in these transplants. We sell — we have sold lasers to a number of eye banks that will be preparing this tissue. Then the actual procedure is usually done in an institution or an ASC, and we will then be able to charge for that procedure and sell that laser if we have not already sold it additionally. So — and that the pricing at the recipient end really has not been established, but we anticipate fully that it will be more than the normal $160 per eye procedure fee that we currently get for a LASIK surgery.

Additionally, is that the second real benefit to the company, other than the increased margin to do these procedures, is that it helps us sell lasers. Primarily, in the international markets doctors tend to be, in Europe, much more general ophthalmologists, where in the U.S. they tend to be more specialized. So doctors have actually purchased the IntraLase laser with the full anticipation that they’re going to be able to do these penetrating keratoplasties. And it helps us continually place more lasers in international markets because of the versatility of doing more than just LASIK. So I think that from those two — those two areas I think are very important.

Additionally, in the U.S. market, in a recent customer survey that we did, 47% of our surgeons in the U.S. responded that they were very interested in doing these penetrating keratoplasties in different therapeutic uses. So I think it’ll help us sell additional lasers here. So that’s the opportunity. I think it’s going to grow and I think that it has a lot of aspects to it — all of which are positive for the company.

Regarding competition, I haven’t heard too much new. It’s still — our opinion is that competition is on the horizon. At some point in time, 20/10, which has been showing their laser for several years now, as far as I know, is still testing and still doing a lot of clinical study work primarily, with their laser, and seems to be more geared towards the therapeutic end than the LASIK end, from everything I can understand.

The Swiss company that showed at AAO, Ziemer is I’m sure continuing to develop their system. I think that they’re a ways away from commercialization yet. And the third company, WaveLight, which has announced a program, no one has seen anything yet, so it’s hard to comment to that.

So I would say we are very well-positioned. We have a strong first-to-market advantage. We have done — sometime this year we will have done our millionth procedure, LASIK procedure. None of these companies have, as far as I know, treated human eyes in a commercial setting yet, so I think that’s a real advantage for us. We have most of the high volume opinion-leading surgeons now using IntraLase. And besides that, we have a very strong intellectual property basis to our company that I think would, in many markets, particularly in the U.S. market, prevent these competitors from practicing without a license from us.

So I think that, all in all, I feel competition at some point in time will come. We’re ready to handle it and we’re going to keep on advancing our technology. We went from 15 kilohertz to 30 kilohertz. I’m sure we’ll make more advances in our technology and be far ahead of where our competition is.

Larry Keusch - Goldman Sachs - Analyst

Okay. Great. Thank you very much, Bob.

Operator

Our next question will come from the line of Jason Mills with First Albany Capital. Please proceed.

Jennifer Hall - First Albany Capital - Analyst

Hi there. This is actually [Jennifer Hall] for Jason. Thanks for taking my call. I have a couple of questions here. First, I’m wondering about the details — some of the details of your 2006 guidance —

Robert Palmisano - IntraLase Corp. - President & CEO

I can’t hear her.

Jennifer Hall - First Albany Capital - Analyst

— [inaudible] the laser placement split between the U.S. — between U.S. and the OUS. But how about — I’m not sure if I missed this, how about [inaudible—technical difficulties]?

Robert Palmisano - IntraLase Corp. - President & CEO

I’m sorry, I did not hear your question. Could you speak closer to the phone and repeat that?

Jennifer Hall - First Albany Capital - Analyst

I think [inaudible] can you hear me now?

Robert Palmisano - IntraLase Corp. - President & CEO

Yes.

Jennifer Hall - First Albany Capital - Analyst

Okay. I’m wondering if there might be something wrong with my headset.

I’m wondering about details of your 2006 guidance. I know you mentioned that expectations for laser placements are split between U.S. and OUS, but how about expectations for procedure growth between U.S. and OUS? I’m not sure if I missed that.

Robert Palmisano - IntraLase Corp. - President & CEO

Yes, I think that we do anticipate, we’re building our internal plans about a 50-50 split U.S. and domestic in terms of laser placements. The — I will say is that if — I have said previously that I thought that that might, over time, change to be more international. And what I believe is that if there is upside to what we’re planning in ‘06, it’s going to come from the international markets because simply there’s more opportunity out there as we expand into other geographies.

Regarding procedure volumes is that I think currently about — in our total procedures it’s about two-thirds U.S., one-third international because we have a lot more installed base in the U.S. market. So I think that the growth will continue on about one-for-one basis. So I think that we will continue to gain more of our procedures coming from international markets as the mix evens out over time.

Jennifer Hall - First Albany Capital - Analyst

Okay. One other question here. I’m wondering if you could tell me what the upgrade revenue was for the quarter? And also, if you intend to launch either a 60 kilohertz upgrade or a lower cost laser?

Robert Palmisano - IntraLase Corp. - President & CEO

Sorry. I did not get that. Again, you’re breaking up.

Jennifer Hall - First Albany Capital - Analyst

All right. I’m going to — all right. Is this better?

Robert Palmisano - IntraLase Corp. - President & CEO

Okay. Try.

Jennifer Hall - First Albany Capital - Analyst

Hello?

Robert Palmisano - IntraLase Corp. - President & CEO

Yes. Can you hear me?

Jennifer Hall - First Albany Capital - Analyst

Yep. Is this better?

Robert Palmisano - IntraLase Corp. - President & CEO

Go ahead.

Jennifer Hall - First Albany Capital - Analyst

Okay. I’m wondering about if your — first of all, what the upgrade revenue was for the quarter.

Shelley Thunen - IntraLase Corp. - EVP & CFO

We have not yet broken that out. We’ll provide that on February 16th.

Jennifer Hall - First Albany Capital - Analyst

Okay. Are you planning to launch either a 60 kilohertz upgrade or a lower cost laser any time in the near future?

Robert Palmisano - IntraLase Corp. - President & CEO

We’re progressing towards advancing the technology. Whether or not we will be launching a 60 kilohertz laser soon, I think, give us until our next call to answer that. And we don’t have any plans at all on launching a lower cost laser.

Jennifer Hall - First Albany Capital - Analyst

Okay. Great. Thanks very much.

Operator

Our next question will come from the line of Charles Olsziewski with Oppenheimer. Please proceed.

Charles Olsziewski - Oppenheimer - Analyst

Good morning.

Shelley Thunen - IntraLase Corp. - EVP & CFO

Good morning.

Robert Palmisano - IntraLase Corp. - President & CEO

That’s the best I’ve heard of your last name, Charlie.

Charles Olsziewski - Oppenheimer - Analyst

I thought that was a unique one, there’s always a twist, but you never get them all, there’s always a new one.

Robert Palmisano - IntraLase Corp. - President & CEO

Okay.

Charles Olsziewski - Oppenheimer - Analyst

Quick question for you, Shelley. As far as the upgrades are concerned, what are you looking for in the first quarter as far as upgrades and where do you stand in upgrading your install base?

Shelley Thunen - IntraLase Corp. - EVP & CFO

Right now we’ve installed and upgraded about 145 out of the 280 customers that are eligible for an upgrade. We’ve not provided much specificity as to when the balance of the upgrades will be completed. But we would expect that we would get good momentum on continuing upgrades throughout 2006.

Charles Olsziewski - Oppenheimer - Analyst

Okay. Another question, Bob, I know the numbers aren’t final, but I can’t think of a recent quarter where you’ve had such a sequential jump in market share going from 19% last quarter to what you said is an estimated, you thought, 25% number here in the fourth quarter. Is there some huge change in market dynamics that would account for that dramatic share gain? We thought you might gain a couple hundred basis points, but...

Robert Palmisano - IntraLase Corp. - President & CEO

No, I think you’re confusing the sequential growth. Our procedure volume in the U.S. grew 19% Q4 versus Q3. The market — and we ended, at the end of Q3, according to MarketScope, at about 23% market share, somewhere in that range —

Charles Olsziewski - Oppenheimer - Analyst

Okay.

Robert Palmisano - IntraLase Corp. - President & CEO

— or close to that. So that by growing 19% in the domestic market and certainly the market not growing that fast, in my opinion —

Charles Olsziewski - Oppenheimer - Analyst

Sure.

Robert Palmisano - IntraLase Corp. - President & CEO

— is that we should have gained market share. And that’s why we said we thought that we would be approximately 25% at the end of the year.

Charles Olsziewski - Oppenheimer - Analyst

Okay. And then my last question, Shelley, is for you. You talked about the unusual confluence of events that drove laser prices down in the quarter, but obviously two of those factors would seem to be factors that would persist in ‘06, whether it be the favorable pricing for TLC or the preferential pricing for customers that purchase lasers for second or third locations. And then you also talked about procedures — customers, existing customers getting volume discounts.

I’m just trying to get a sense of two things — what your gross margin assumption is going into 2006 in your guidance; and two, as far as the fourth quarter is concerned, I’m assuming the shortfall from the consensus stems from the gross margins side given those issues that you mentioned. Can you give us some idea if gross margins were either up sequentially from the 54%, flat, or down?

Shelley Thunen - IntraLase Corp. - EVP & CFO

We have not yet — I think we’ll get into that level of specificity as to margins and operating income when we do our full release on February 16th. However, I will say about our ASPs, they fall directly to the bottom line. I think there is some very positive news in the ASPs. I do think that TLC pricing will continue, although of the four factors it was the least important in our ASP variance in the fourth quarter and I think it’s quite unusual. It’s the first time we’ve ever talked about repeat buyers buying for additional LASIK centers. And so that was quite unique in the quarter, but we think it was very positive overall.

But I do think kind of all four things happening at once is a little bit unusual. And I do think procedure ASPs will go back up given that we instituted a price increase for those early adopters that had a lower per procedure price and we brought their prices up about 10% at the beginning of the year. And I think it’s good news that they continue to drive volume, because they are very influential and high volume early adopters.

Charles Olsziewski - Oppenheimer - Analyst

Okay. Thanks.

Operator

Our next question will come from the line of Alli Widman with Citigroup. Please proceed.

Allison Widman - Citigroup - Analyst

Hi, guys. Thanks for taking my call. I just wanted to ask you one thing here. I know in the third quarter you had just indicated that you would expect EPS to be at the high end of the range for the year, which I think was around $0.33 to $0.37. I just wanted to know if there’s anything that you can cite that’s really kind of changed between that time and now that led to where the number is, and if we should be at all concerned about whether or not the leverage in your model is sustainable.

Robert Palmisano - IntraLase Corp. - President & CEO

Well, I think that the turnover - Shelley — my opinion, we mentioned these four factors that happened in the fourth quarter, I think some of the pricing will continue, but I think that with our price increase we might have — I think we’re going to get ahead of that. But I think, generally speaking, it had to do with the lower ASPs that are reflected in the fact that we have a second — if a customer buys a second laser, there’s a lower price that they get. More of our volume is done by the people that were the early adopters that had lower pricing to begin with, fewer conversions than we had thought at the time, but all that is good business. By leveraging our balance sheet so that we get doctors getting into our technology on a lease model and then converting them. Whether they convert this quarter or next quarter really doesn’t matter to us in the final analysis. So I’m not — I think that we’re well-positioned for 2006.

And, Shelley, you can add anything you’d like to that.

Shelley Thunen - IntraLase Corp. - EVP & CFO

No, I think that that’s a good summary, Bob, and that’s what resulted in the change in the bottom line. And I do think, as I mentioned, that the leverage in our model was still really illustrated in the fourth quarter, excluding stock-based compensation of almost a million dollars. In the fourth quarter our profits doubled as compared to the third quarter on a comparable basis, which had very little stock-based compensation on a 20% increase in revenues. So I think that really does illustrate the tremendous leverage as we continue to increase per procedure volume and as that continues to increase as a percentage of our total business.

Robert Palmisano - IntraLase Corp. - President & CEO

I’d also add that at the stage that we are at, the key metrics are still laser placements and procedure volumes. We grew, I think, 81% over the previous — over last year’s fourth quarter in procedure volume. But I think those are the strong — that’s the underlying strength of the business.

Allison Widman - Citigroup - Analyst

Okay. Thank you.

Operator

Our next question, we have a follow-up from Mr. David Maris with Banc of America. Please proceed.

David Maris - Banc of America - Analyst

Hi, Shelley and Bob. I think everyone’s comfortable with the — that this last year was back-end loaded as most capital equipment-type companies are, but should that continue this year? And does TLC mitigate that at all, or is the relationship more of a linear progression with them or is it no, it’s also — could be back-end loaded?

Robert Palmisano - IntraLase Corp. - President & CEO

Well, I think that that could help some, David, that agreement, because I think that would be spread out more. But I still think that the U.S. market, in particular, has seasonality to it. And I’ve been in this business since 1997 and it happens every year to all the manufacturers. The first quarter is usually very, very strong in terms of procedures. The second quarter is pretty good in terms of procedures and capital equipment. Third quarter is generally weak. And the fourth quarter is always going to be the strongest capital equipment business. And it’s been that way for all the years I’ve been in this industry.

Having TLC on board, that maybe can spread that out, having a strong international business maybe can help that. But the U.S. market, for some reason or other, follows that pattern year in and year out.

David Maris - Banc of America - Analyst

All right. Fair enough. Thank you very much.

Operator

Our next question will come from the line of Andy Schopick with Nutmeg Securities. Please proceed.

Andy Schopick - Nutmeg Securities - Analyst

Thank you, and good morning. Bob, a question for you and one for Shelley. In general, what’s your sense of consumer sentiment and spending and how it might affect the outlook for the company? I ask that because here in the Westport, Connecticut area I recently had my annual eye exam and I was talking to my optometrist who is active in corrective vision, and seeing kind of flattening trends in this region, things are just kind of steady, not a lot of growth in terms of procedures that she’s seeing. Do you have any concern about just the general consumer sentiment side of things?

Shelley Thunen - IntraLase Corp. - EVP & CFO

I’ll go ahead and answer that question, Andy. Good morning.

The consumer sentiment is up in the fourth quarter and I certainly think that the results that we had in the United States were certainly indicative of that as well. As Bob mentioned, the third quarter was tough on the U.S. economy. Consumer sentiment fell, gas prices went up, we had the effect of two hurricanes, and that certainly drove volumes down. But as we went through the fourth quarter, momentum really built. And that’s not atypical, either, for momentum to build during the quarter as we get close to the first quarter as well. We try not to be real economic prognosticators, but I think the consumer sentiment numbers are consistent with the results we got in the fourth quarter, and as we start looking at early 2006. I think we’re very, very early in 2006, but —

Andy Schopick - Nutmeg Securities - Analyst

Okay.

Shelley Thunen - IntraLase Corp. - EVP & CFO

— typically you get your pop up in the first quarter.

Andy Schopick - Nutmeg Securities - Analyst

And about —

Robert Palmisano - IntraLase Corp. - President & CEO

[Inaudible] —

Andy Schopick - Nutmeg Securities - Analyst

Yes, go ahead.

Robert Palmisano - IntraLase Corp. - President & CEO

Hi, Andy, it’s Bob.

Andy Schopick - Nutmeg Securities - Analyst

Hello, Bob.

Robert Palmisano - IntraLase Corp. - President & CEO

Just to add to that, when we looked at bookings of surgeries, we were in — early in the fourth quarter, when I was asked, I always said bookings look very, very strong in December, and that materialized. And they also look very, very strong in January. So I think that is all very good.

But the other thing to consider is that we are a global company and that if consumer confidence weakens in any particular quarter, I think our international business can pick that up. That’s what we saw during the third quarter when it was very weak in the U.S., our international business was very, very strong. So I think that we’re in a very good position to be able to balance out maybe a bad spurt, if that ever occurs. I’m sure it will, again, in the U.S. market by balancing out the — some of our international business.

We mentioned that we’re expanding — we just got our approval last quarter in China. And a lot of people think well, China is kind of a depressed area in terms of economics. Well, in fact, it really isn’t. It’s the second largest LASIK market in the world. I was speaking recently to an individual who owned 25 or 30 centers, vision centers in China, and I asked him about our model of premium priced LASIK surgery and did he think that would work there? And he told me he thought it would. And he said that in the research that they had done, there’s a lot of economic power in China. As a matter of fact, the fastest growing automobile in terms of purchases in China is the Mercedes-Benz. So I think that we have a company now, on a global basis, that we can — if one part of the world is weak, the other parts will be strong.

Andy Schopick - Nutmeg Securities - Analyst

What percentage of your revenues now — international revenues are Asia-Pac?

Shelley Thunen - IntraLase Corp. - EVP & CFO

No, we haven’t put that out yet for the fourth quarter. And right off the top of my head I don’t remember third quarter, but it is in our filings.

Andy Schopick - Nutmeg Securities - Analyst

Okay. Final question for you, Shelley, on the balance sheet. I know you have some deferred or capitalized costs in connection with operating leases being put out. Can you give us just a rough estimate of what that balance sheet capitalized item would be? And I just want to be sure I understand over what timeframe you will amortize those related deferred costs.

Shelley Thunen - IntraLase Corp. - EVP & CFO

Yes, we have not put out our balance sheet yet for the fourth quarter. In the third quarter it’s under — I’m trying to remember the exact third quarter numbers, but it’s under $2 million, and we typically amortize that over a 39-month period. But as I said before, typically an operating lease will convert to a sale —

Andy Schopick - Nutmeg Securities - Analyst

Exactly.

Shelley Thunen - IntraLase Corp. - EVP & CFO

— somewhere between 12 and 18 months. At that point in time, obviously, it comes off of our balance sheet. And we consider this a really good leverage and use of our cash. Less than 10% of our total lasers are under operating leases, so we consider this a quite minimal exposure. And, of course, we don’t have doctors returning them either. So I think that it’s a really good model for us.

Andy Schopick - Nutmeg Securities - Analyst

Okay. Thank you.

Operator

Our next question will come from the line of Rick Leggott with Arbor Capital Management. Please proceed, sir.

Rick Leggott - Capital Management - Analyst

Good morning.

Shelley Thunen - IntraLase Corp. - EVP & CFO

Good morning.

Robert Palmisano - IntraLase Corp. - President & CEO

Good morning.

Rick Leggott - Capital Management - Analyst

Just — you had made a comment about the upgrades saying they were higher than guided, and I think you gave a number there, I just want to make sure I understand what you said.

Shelley Thunen - IntraLase Corp. - EVP & CFO

Yes. In the fourth quarter we did 100 30 kilohertz upgrades. During the quarter previously we had guided to 70 or 75 in the fourth quarter. And what we also said is that our average selling price for that upgrade was slightly higher than it was in the third quarter.

Rick Leggott - Capital Management - Analyst

And what was that guidance you gave on that number?

Shelley Thunen - IntraLase Corp. - EVP & CFO

We had given guidance of 70 to 75 and did 100.

Rick Leggott - Capital Management - Analyst

Right. But as far as the dollars associated with an upgrade, you said it was slightly higher for the ASP.

Shelley Thunen - IntraLase Corp. - EVP & CFO

We did not give guidance on the dollar amount, but our ASP in the third quarter was around $27,000.

Rick Leggott - Capital Management - Analyst

Okay. And so we did 100 of the 145 that have been upgraded to date in Q4?

Shelley Thunen - IntraLase Corp. - EVP & CFO

Yes, we did.

Rick Leggott - Capital Management - Analyst

Okay. Thank you.

Operator

[OPERATOR INSTRUCTIONS.] Our next question will come from the line Seth Teich with Apex Capital. Please proceed.

Seth Teich - Apex Capital - Analyst

Hi. Good morning. I was wondering if you can give us the revenue laser procedure and maintenance, please?

Shelley Thunen - IntraLase Corp. - EVP & CFO

We are not yet putting that out until we publish on February 16th.

Seth Teich - Apex Capital - Analyst

Okay. And then you had said — I just want to make sure I heard your answer to the previous question. You had said that the Q3 ASP for the upgrades was $27,000?

Shelley Thunen - IntraLase Corp. - EVP & CFO

Yes. And you know what, I’m sorry, I misspoke. It was about $24,000. I’m very sorry about that.

Seth Teich - Apex Capital - Analyst

Okay. And then you said it was up slightly from there?

Shelley Thunen - IntraLase Corp. - EVP & CFO

Yes.

Seth Teich - Apex Capital - Analyst

And then as it relates to the $6.5 million of stock-based compensation, is that inclusive of FAS 123? Does that include options as well?

Shelley Thunen - IntraLase Corp. - EVP & CFO

Yes —

Seth Teich - Apex Capital - Analyst

Or does that not —

Shelley Thunen - IntraLase Corp. - EVP & CFO

— it does. Yes, it does. We had about $2.1 million in stock-based compensation in 2005, which was primarily driven by consultant stock options, which are variable priced, as well as the cheap stock from the IPO. The vast majority of the $6.5 million that we’re guiding to in 2006 is driven by implementation of 123R.

Seth Teich - Apex Capital - Analyst

Okay. Great. And then the last question, as it relates to the price increase that you took, is there any way to quantify what percentage of your business is done with the high volume prescribers that are on — the high volume doctors that are on the lower pricing scheme now?

Shelley Thunen - IntraLase Corp. - EVP & CFO

You know what, we did about a 10% price increase to those doctors. We don’t bifurcate by customer class on our procedure volume.

Seth Teich - Apex Capital - Analyst

Great. Thanks very much.

Operator

And at this time I show no further questions inside the queue.

Robert Palmisano - IntraLase Corp. - President & CEO

Good. I’ll wrap up then. Once again, I want to reiterate that 2005 was a great year for IntraLase. It could not have been possible without an absolutely terrific team of senior management and all our dedicated employees.

The continued rapid adoption of our technology on a worldwide basis, our increases in market share, increased penetration and TLC and expansion into other offices of our existing customers give us confidence in our ability to sustain the significant global momentum that we have created thus far.

Thank you for your interest and participation. I look forward to talking to you all again on February 16th with our final audited fourth quarter and full year 2005 numbers. And I hope everybody has a great day. Thank you.

Operator

Ladies and gentlemen, thank you for your patience and participation in today’s conference. You all may disconnect and have a wonderful day.

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